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                                                                   Exhibit 12.01



               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)



                                                                     Year ended December 31,
                                                   ----------------------------------------------------------
                                                    1999         1998         1997         1996         1995
                                                   ------       ------       ------       ------       ------
Income before federal income taxes and
  cumulative effect of changes in
  accounting principles                            $1,915       $1,837       $1,752        $ 487        $ 551
Interest                                              152          161          163          118           --
Portion of rentals deemed to be interest               47           49           55           45           33
                                                   ------       ------       ------       ------       ------
Income available for fixed charges                 $2,114       $2,047       $1,970        $ 650        $ 584
                                                   ======       ======       ======       ======       ======

Fixed charges:
    Interest                                        $ 152        $ 161        $ 163        $ 118        $  --
    Portion of rentals deemed to be interest           47           49           55           45           33
                                                   ------       ------       ------       ------       ------
Total fixed charges                                 $ 199        $ 210        $ 218        $ 163        $  33
                                                   ======       ======       ======       ======       ======

Ratio of earnings to fixed charges                 10.62x        9.75x        9.04x        3.99x       17.53x
                                                   ------       ------       ------       ------       ------


The ratio of earnings to fixed charges has been computed by dividing income before income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.